Exhibit 10.12

THIRD AMENDMENT TO LEASE

(Calabasas Commerce Center)

THIS THIRD AMENDMENT TO LEASE (“Third Amendment”) is made and entered into as of the 23rd day of May, 2003, by and between ARDEN REALTY FINANCE III, L.L.C., a Delaware limited liability company (“Landlord”) and DIGITAL INSIGHT CORPORATION, a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Arden Realty Limited Partnership, a Maryland limited partnership (“Original Landlord”) and Tenant entered into that certain Standard Office Lease dated as of August 4, 1997 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of August 21, 2001 by and between Landlord, as successor-in-interest to Original Landlord, and Tenant (“First Amendment”), and by that certain Second Amendment to Lease dated as of February 26, 2002 by and between Landlord and Tenant (“Second Amendment”), whereby Landlord leased to Tenant and Tenant leased from Landlord certain office space located in that certain building located and addressed at 26025 Mureau Road, Calabasas, California (the “Building”). The Original Lease, as amended by the First Amendment and the Second Amendment, may be referred to herein as the “Lease.”

B. By this Third Amendment, Landlord and Tenant desire to extend the Term of the Lease and to otherwise modify the Lease as provided herein.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Original Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1. The Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain office space in the Building containing 46,321 rentable square feet located on the first (1st) floor and the Mezzanine Level of the Building (the “Premises”), as further described in the Lease.

2. Term.

2.1 Extended Term. The Term for Tenant’s lease of the Premises shall be extended such that the Lease shall terminate on May 31, 2011 (“New Termination Date”), subject to early termination as provided in Section 2.2 below and subject to extension as provided in Section 11 below. The period from June 1, 2003 through the New Termination Date specified above, shall be referred to herein as the “Extended Term.”

2.2 Termination Option. Provided Tenant fully and completely satisfies each of the conditions set forth in this Section 2.2, Tenant shall have the option (“Termination Option”) to terminate the Lease (as amended by this Third Amendment) effective as of May 31, 2008 (“Termination Date”) only. In order to exercise the Termination Option, Tenant must fully and completely satisfy each and every one of the following conditions: (a) Tenant must give Landlord written notice (“Termination Notice”) of its exercise of the Termination Option, which Termination Notice must be delivered to Landlord on or before August 31, 2007, (b) at the time of the Termination Notice, Tenant shall not be in default under the Lease (as amended by this Third Amendment) after notice and expiration of applicable cure periods, and (c) Tenant shall pay to Landlord a termination fee (“Termination Fee”) in the amount of Eight Hundred Fifty-Five Thousand Dollars ($855,000.00). However, if as of the date of the Termination Notice, Landlord has paid to Tenant the Proposition 13 Purchase Price pursuant to Section 4.4 below, then the Termination Fee shall be increased by that portion of the Proposition 13 Purchase Price applicable to the period after the Termination Date. Fifty percent (50%) of the Termination Fee must be paid by Tenant to Landlord concurrently with Tenant’s delivery of the Termination Notice (as a further condition to Tenant’s exercise of the Termination Option), and the remaining fifty percent (50%) of the Termination Fee shall be paid by Tenant to Landlord within three (3) months after the date of delivery of the Termination Notice. Tenant’s delivery of the Termination Fee to Landlord shall not relieve Tenant of its obligation to make all other payments to Landlord due under the Lease (as amended by this Third Amendment) through the Termination Date. Notwithstanding anything contained in this Section 2.2 to the contrary, in the event Tenant fails to deliver the remaining fifty percent (50%) of the Termination Fee to Landlord within three (3) months after the date of delivery of the Termination Notice, Landlord shall have the option to either (i) deem the Termination Notice rescinded, in which case the Lease (as amended by this Third Amendment) shall continue in full force and effect for the remainder of the Extended Term and Landlord shall forthwith refund to Tenant the initial fifty percent (50%) of the Termination Fee previously paid by Tenant less any out-of-pocket expenses Landlord may have incurred in marketing and attempting to lease the Premises to a successor tenant(s) after Landlord’s receipt of Tenant’s Termination Notice (e.g., advertising costs, costs of printing marketing materials and attorneys fees and space planning costs incurred in connection with potential transactions with a successor tenant(s)), or (ii) deem the Lease (as amended by this Third Amendment) terminated as of the Termination Date and pursue any remedies Landlord may have against Tenant for failure to pay such portion of the Termination Fee.

3. Monthly Basic Rental. Notwithstanding anything to the contrary in the Lease, during the Extended Term, Tenant shall pay, in accordance with the provisions of this Section 3, monthly Basic Rental for the Premises as follows:

Period	Monthly Basic Rental	Monthly Basic Rental Per Rentable Square Foot
06/01/03-05/31/04	$26,402.97	$.57
06/01/04-05/31/06	$52,805.94	$1.14
06/01/06-11/30/08	$57,438.04	$1.24
12/01/08-05/31/11	$62,070.14	$1.34

4. Tax Costs.

4.1 Reassessment. Notwithstanding anything to the contrary contained in the Lease, in the event that during the Extended Term, any sale, refinancing, or “change in ownership” (as defined in California Revenue and Taxation Code Section 60, et seq.) of the Real Property is consummated, and as a result thereof, and to the extent that in connection therewith, the Real Property is reassessed (the “Reassessment”) for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13, then the following provisions shall apply to such Reassessment of the Real Property.

4.2 Tax Increase. For purposes of this Section 4, the term “Tax Increase” shall mean that portion of the Tax Costs, after taking into account the Reassessment, which is attributable solely to the Reassessment. Accordingly, the term Tax Increase shall not include any portion of the Tax Costs which (i) is attributable to the initial assessment of the value of the Real Property, the Base, Shell and Core of the Building or the tenant improvements located in the Building, (ii) is attributable to assessments which were pending immediately prior to the Reassessment which assessments were conducted during, and included in, such Reassessment or (iii) is attributable to the annual inflationary increase of real estate taxes permitted to be assessed annually under Proposition 13.

4.3 Protection. During the period from June 1, 2003 through May 31, 2008, any Tax Increase shall be excluded from Tax Costs. During the period from June 1, 2008 through May 31, 2009, seventy five percent (75%) of any Tax Increase shall be excluded from Tax Costs. During the period from June 1, 2009 through May 31, 2010, fifty percent (50%) of any Tax Increase shall be excluded from Tax Costs. During the period from June 1, 2010 through the New Termination Date, twenty five percent (25%) of any Tax Increase shall be excluded from Tax Costs.

4.4 Landlord’s Purchase of Protection. The amount of Tax Costs which Tenant is not obligated to pay or will not be obligated to pay during the Extended Term in connection with a particular Reassessment pursuant to the terms of Section 4.3 above, shall be sometimes referred to hereafter as a “Proposition 13 Protection Amount.” If the occurrence of a Reassessment is reasonably foreseeable by Landlord and the Proposition 13 Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for each Lease Year commencing with the Lease Year in which the Reassessment will occur, the terms of this Section 4.4 shall apply to each such Reassessment. Upon notice to Tenant, Landlord shall have the right to purchase the Proposition 13 Protection Amount relating to the applicable Reassessment (the “Applicable Reassessment”), at any time during the Extended Term, by paying to Tenant an amount equal to the Proposition 13 Purchase Price, as that term is defined below, provided that the right of any successor of Landlord to exercise its right of repurchase hereunder shall not apply to any Reassessment which results from the event pursuant to which such successor of Landlord became the Landlord under the Lease. As used herein, “Proposition 13 Purchase Price” shall mean the present value of the Proposition 13 Protection Amount remaining during the Extended Term, as of the date of payment of the Proposition 13 Purchase Price by Landlord. Such present value shall be calculated (i) by using the portion of the Proposition 13 Protection Amount attributable to each remaining Lease Year (as though the portion of such Proposition 13 Protection Amount benefited Tenant at the end of each Lease Year), as the amounts to be discounted, and (ii) by using discount rates for each amount to be discounted equal to (A) the prime interest rate, as reported in the Wall Street Journal as of the date of Landlord’s exercise of its right to purchase, as set forth in this Section 4.4, plus (B) two percent (2%) per annum. Upon such payment of the Proposition 13 Purchase Price, the provisions of Section 4.3 above shall not apply to any Tax Increase attributable to the Applicable Reassessment. Since Landlord is estimating the Proposition 13 Purchase Price because a Reassessment has not yet occurred, then when such Reassessment occurs, if Landlord has underestimated the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Tenant’s Basic Rental next due shall be credited with the amount of such underestimation, and if Landlord overestimates the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Tenant’s Basic Rental next due shall be increased by the amount of the overestimation.

5. Improvements to the Premises. Landlord shall, at Landlord’s sole cost and expense and using materials reasonably considered by Landlord to be commercially appropriate only, perform the following work (collectively, “Landlord’s Work”): (i) within sixty (60) days following the full execution and delivery of this Third Amendment, contract for repairs to the roof of the Building with an unaffiliated, qualified contractor to mitigate the current leaks in such roof, which obligation to mitigate shall continue throughout the duration of the Extended Term, (ii) in a commercially reasonable manner, re-pave and re-stripe the Building parking facility and repair all damaged bumpers in such parking facility on or before September 30, 2004, and (iii) in a commercially reasonable manner, repaint all painted exterior surfaces of the Building on or before September 30, 2004. Tenant hereby acknowledges that Landlord will be performing such improvement work during the existing Lease Term and/or the Extended Term, and Landlord’s performance of such work shall not be deemed a constructive eviction of Tenant, nor shall Tenant be entitled to any abatement of rent in connection therewith. However, if Tenant provides written notice to Landlord that Landlord has failed to complete Landlord’s Work in a commercially reasonable manner or has failed to complete such work within the time periods specified in this Section 5 above, and if Landlord still fails to use good faith efforts to perform such item(s) of Landlord’s Work so noted in Tenant’s notice within thirty (30) days after Landlord’s receipt of such notice, then Tenant may proceed to perform such work upon delivery of an additional ten (10) business days notice to Landlord specifying that Tenant is taking such action, and if such action was required under the terms of this Section 5 to be taken by Landlord and was not taken by Landlord within such ten (10) business day period, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s actual and reasonable costs in taking such action. In the event Tenant takes such action, and such work will affect the Building systems or the structural integrity of the Building (including the roof), Tenant shall use only those contractors used by Landlord in the Building for work on such Building systems or structure unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in first-class office buildings and who is reasonably approved by Landlord in writing. Except as specifically set forth in this Section 5 and Section 6 below, Tenant hereby agrees to accept the Premises in its “as-is” condition. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises.

6. Refurbishment of the Premises. Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to renovate the then-existing tenant improvements in the Premises in accordance with this Section 6. In connection therewith, Tenant shall be entitled to a one-time tenant refurbishment allowance (the “Refurbishment Allowance”) in the amount of Fifteen Dollars ($15.00) per rentable square foot of the Premises for the costs relating to the design and construction of renovations to the then-existing tenant improvements in the Premises that are to be permanently affixed to the Premises (the “Refurbished Improvements”). In no event shall Landlord be obligated to make disbursements under this Section 6 in a total amount which exceeds the Refurbishment Allowance, and in no event shall Tenant be entitled to any credit for any unused portion of the Refurbishment Allowance (except for the Rent Credit and the Lindero Allowance as provided in Section 6.2.3 below) not applied by Tenant by December 31, 2004.

6.1 Refurbishment Allowance Items. The Refurbishment Allowance shall be disbursed by Landlord for costs incurred to design and construct the Refurbished Improvements (collectively the “Refurbishment Allowance Items”), including without limitation, payment of the fees of the architect and engineer(s) retained by Tenant (if any), in connection with the preparation of the plans and specifications prepared for the Refurbished Improvements (“Refurbishment Drawings”). In addition, the Refurbishment Allowance Items may include architectural fees, permit fees, costs of installation of cabling and internal relocation fees (collectively “Soft Costs”); provided, however, that such Soft Costs shall not exceed Five and 00/100 Dollars ($5.00) per rentable square foot of the Premises.

6.2 Disbursement of Refurbishment Allowance. During the construction of the Refurbished Improvements, Landlord shall make monthly disbursements of the Refurbishment Allowance for Refurbishment Allowance Items as follows:

6.2.1 Monthly Disbursements. On or before the first day of each calendar month during the construction of the Refurbished Improvements, Tenant shall deliver to Landlord: (i) a request for payment of Tenant’s general contractor (“Contractor”) and such Contractor (if Tenant elects to retain a general contractor, provided that Tenant must retain a general contractor if Landlord reasonably determines that one is necessary given the scope of the job) shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned, and which request shall be approved by Tenant, in a form to be provided by Landlord; (ii) invoices from all subcontractors, laborers, materialmen and suppliers (together with the Contractor (if applicable) “Tenant’s Agents”), for labor rendered and materials delivered to the Premises; and (iii) executed conditional mechanics’ lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of the California Civil Code. In addition, Tenant shall deliver to Landlord a copy of Tenant’s construction contract with the Contractor or a schedule of values for the construction job indicating a breakdown by trade. Within thirty (30) days after Landlord’s receipt of all the information listed in this Section 6.2.1 above, Landlord shall deliver a check payable jointly to Tenant and Tenant’s Agents in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 6.2.1 above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Refurbishment Allowance (not including the Final Retention), provided that Landlord, in its exercise of its commercially reasonable judgment, does not dispute any request for payment based on non-compliance of any work with the Refurbishment Drawings or due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request. Notwithstanding the foregoing, if the applicable construction contract does not provide for a Final Retention, then Landlord shall not withhold a retention from the amount of such payments to Tenant and subsection 6.2.1(A) above shall not apply.

6.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention (if applicable as described in the last sentence of Section 6.2.1 above) payable to Tenant (or, at Tenant’s option, jointly to Tenant and Tenant’s Agents) shall be delivered by Landlord to Tenant following the completion of the construction of the Refurbished Improvements, provided that (i) Tenant delivers to Landlord properly executed unconditional mechanics’ lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such tenant’s leased premises in the Building and (iii) the architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Refurbished Improvements in the Premises has been substantially completed.

6.2.3 Unused Allowance. Except as provided below in this Section 6, Landlord shall only be obligated to make disbursements from the Refurbishment Allowance to the extent costs are incurred by Tenant for Refurbishment Allowance Items. All Refurbishment Allowance Items for which the Refurbishment Allowance has been made available shall be deemed Landlord’s property. Notwithstanding the foregoing, if Tenant uses less than the entire amount of the Refurbishment Allowance for Refurbishment Allowance Items, then Tenant may request, by providing written notice (“Request Notice”) to Landlord at any time after January 1, 2004 but no later than December 31, 2004, an amount (“Rent Credit”) equal to the lesser of the following amounts: (A) the remaining portion of the Refurbishment Allowance and (B) an amount equal to Ten Dollars ($10.00) per rentable square foot of the Premises. If Tenant timely delivers a Request Notice, the Rent Credit will be proportionately applied in equal amounts as a credit to Tenant’s monthly Basic Rental obligation for twenty-four (24) months, commencing with the first day of the month following Landlord’s receipt of the Request Notice. In addition, Tenant shall have the option in the Request Notice, to the extent such amount is available as a part of the Rent Credit, to request that up to Two Dollars ($2.00) per rentable square foot of the Premises (“Lindero Allowance”) be added to Tenant’s refurbishment allowance for permanently affixed improvements under the Lindero Amendment (as defined in Section 10 below), in which case the Lindero Allowance shall be deducted from the Rent Credit. If Tenant timely requests the Lindero Allowance in the Request Notice, the disbursement of the Lindero Allowance will be governed by the terms and conditions of the Lindero Amendment. Upon request from Landlord, Tenant shall execute commercially reasonable documentation regarding the application of the Rent Credit and/or the Lindero Allowance.

6.2.4 Other Terms. All drafts of the Refurbishment Drawings shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned. In addition, all of Tenant’s Agents shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, delayed or conditioned), except that subcontractors of Landlord’s selection shall be retained by the Contractor to perform all lifesafety, mechanical, electrical, plumbing, structural and heating, ventilation and air conditioning work, provided that (i) the pricing from the aforementioned subcontractors is competitive, and (ii) Landlord shall not be entitled to designate the subcontractor retained to change or modify lighting fixtures, ballasts and bulbs. Landlord shall not impose a coordination fee for Landlord’s review and supervision of the construction of the Refurbished Improvements, unless due to extraordinary requirements (e.g., structural requirements requiring review by a structural engineer) Landlord deems it necessary to hire outside experts for such review and supervision, in which case, Landlord’s out-of-pocket costs only, without mark-up, for such outside experts will be deducted from the Refurbishment Allowance. Except as expressly provided in this Section 6, the terms and conditions of Article 9 of the Original Lease shall apply to the Refurbished Improvements and Tenant’s construction thereof.

6.3 No Constructive Eviction; No Rent Abatement. Tenant acknowledges that the work to be performed by Tenant pursuant to this Section 6 above shall be performed during the Extended Term, that Tenant shall be entitled to (but shall not be obligated to) conduct business throughout the course of construction of such renovations and that Tenant shall not be entitled to any abatement of rent (except as provided in Section 6.2.3 above), nor shall Tenant be deemed to be constructively evicted from the Premises, as a result of the construction of such renovations.

7. Security Deposit. Tenant has previously deposited with Landlord Forty-Seven Thousand Three Hundred Sixty and 90/100 Dollars ($47,360.90) as a Security Deposit under the Lease. Landlord shall continue to hold the Security Deposit in accordance with the terms and conditions of Article 4 of the Original Lease.

8. Parking. Tenant currently rents from Landlord one hundred seventy-one (171) unreserved parking passes for use in the Building’s parking facility. Effective as of the first day of the Extended Term, nine (9) of Tenant’s one hundred seventy-one (171) unreserved parking passes will be converted to reserved parking spaces in locations in the Building’s parking facility reasonably designated by Landlord. During the Extended Term, Landlord shall not charge Tenant for the use of such unreserved parking passes and reserved parking spaces. Except as provided in this Section 8, Tenant’s rental and use of such unreserved parking passes and reserved parking spaces shall be in accordance with, and subject to, all provisions of Article 23 of the Original Lease.

9. Subordination, Non-Disturbance and Attornment Agreement. Notwithstanding anything to the contrary in the Lease, Landlord shall use commercially reasonable efforts to cause the current lender and any future lender(s), if any, for the Building to provide a subordination, non-disturbance and attornment agreement in commercially reasonable form to Tenant.

10. Contingency. This Third Amendment is expressly contingent upon consummation of a Lease Amendment (“Lindero Amendment”) extending the term (so that it is coterminous with the Extended Term) for that certain office space currently leased by Tenant at 5601 Lindero Canyon Road, Westlake Village, California, pursuant to that certain Standard Office Lease (“Lindero Lease”) dated March 6, 2000 by and between Arden Realty Finance Partnership, L.P. (an Affiliate of Landlord) and Tenant (“Contingent Transaction”). In the event that Arden Realty Finance Partnership, L.P. and Tenant do not consummate the Contingent Transaction, this Third Amendment shall be null and void. Landlord agrees that Landlord shall not execute and deliver this Third Amendment to Tenant unless Landlord also executes and delivers to Tenant the Lindero Amendment.

11. Option to Extend. Tenant shall retain the right to further extend the Extended Term for an additional five (5) year period pursuant to the terms of, and subject to, Article 31 of the Original Lease; provided, however, that all references contained in Article 31 of the Original Lease to the initial Lease Term shall be revised to the Extended Term.

12. Communication Equipment. Throughout the Extended Term, Tenant may continue to maintain any communication equipment currently installed on the roof of the Building at no charge throughout the Extended Term of the Lease. If Tenant desires to use the roof of the Building to install additional communication equipment to be used from the Premises, Tenant may negotiate with Landlord’s rooftop management company (currently Cypress Communications) for a license to install such equipment. Any communication equipment installed by Tenant shall not exceed three (3) feet in height or diameter, shall be at a location reasonably designated by Landlord and shall be subject to all governmental laws, rules and regulations and covenants, conditions and restrictions. At such time as Tenant negotiates for the license to install additional communication equipment, Tenant shall provide Landlord and Landlord’s rooftop management company with any plans and specifications related to such equipment and the installation thereof. Tenant’s communication equipment license will be memorialized pursuant to a separate license agreement between Tenant and Landlord or such management company. Tenant’s rights to add equipment pursuant to this Section 12 are contingent upon availability of space on the roof of the Building and the negotiation of a mutually acceptable license agreement. There shall be no charge to Tenant for any such additional rooftop communication equipment. Notwithstanding anything to the contrary contained herein, the communication equipment permitted by this Section 12 (including the existing equipment) is equipment for Tenant’s own use (e.g. DirectTV and vsats communicating with home offices) and uses which are incidental to, but an integral part of, Tenant’s business operations, and is not intended to allow Tenant to install communication equipment which would result in Tenant making a profit from such communication equipment, except to the extent such profit is due to operations which are incidental to, and an integral part of, Tenant’s business operations. In the event Tenant wishes to install communication equipment outside the scope of the immediately preceding sentence, such as Wireless ISP installations, such use would be subject to Landlord’s approval and Tenant’s negotiation of a separate license agreement directly with the Corporate Communications Director of Landlord and would be subject to the parties’ negotiation of a mutually acceptable license agreement for such use.

13. Signage. Subject to this Section 13, and provided that Tenant is not in default under the Lease, as amended, after any applicable notice and cure period, Tenant shall have the right, at Tenant’s sole cost and expense, to maintain its existing building top signage (“Building Top Signage”), monument signage, lobby signage and suite identification signage (all such signage, including the Building Top Signage, shall collectively be referred to herein as “Tenant’s Signage”) throughout the Extended Term. Any changes to Tenant’s Signage shall be subject to Landlord’s approval (which shall not be unreasonably withheld, conditioned or delayed) as to size, design, location, graphics, materials, colors and similar specifications, shall be consistent with the exterior design, materials and appearance of the Building and the Building’s signage program and shall be further subject to all applicable local governmental laws, rules, regulations, codes and Tenant’s receipt of all permits and other governmental approvals and any applicable covenants, conditions and restrictions. Tenant’s Signage shall be personal to the Tenant named in this Third Amendment (“Original Tenant”) and may not be assigned to any assignee or sublessee, or any other person or entity. Landlord has the right, but not the obligation, to oversee any changes to Tenant’s Signage. The cost to maintain and operate, if any, Tenant’s Signage shall be paid for by Tenant. Notwithstanding anything to the contrary contained herein, in the event that at any time during the Extended Term (or the Option Term, if applicable), Tenant fails to occupy at least 15,000 rentable square feet in the Building, Tenant’s right to Tenant’s Signage shall thereupon terminate and Tenant shall be responsible for the costs of removal of Tenant’s Signage as provided above in this Section 13 below. In addition, in the event that at any time during the Extended Term (or the Option Term, if applicable), Tenant fails to occupy at least 30,000 rentable square feet in the Building, Tenant’s right to the Building Top Signage shall thereupon terminate and Tenant shall be responsible for the costs of removal of the Building Top Signage as provided in this Section 13 below. Upon the expiration of the Extended Term, or other earlier termination of the Lease, as amended, or upon Tenant’s failure to occupy the required rentable square footage in the Building as provided in this Section 13 above, Tenant shall be responsible for any and all costs associated with the removal of Tenant’s Signage, including, but not limited to, the cost to repair and restore the Building to its original condition, normal wear and tear excepted.

14. Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Third Amendment, other than The Staubach Company-Los Angeles. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any other person or entity who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Third Amendment.

15. Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this Third Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

16. Right of First Offer. Article 32 of the Original Lease shall be of no further force or effect.

17. Notices to Landlord. Effective as of the date of this Third Amendment, any notices to Landlord shall be addressed to the management office for the Building, with a copy to Landlord, c/o Arden Realty, Inc., 11601 Wilshire Blvd., Fourth Floor, Los Angeles, California 90025, Attention: Legal Department.

18. Additional Exclusions to Operating Costs. In addition to the exclusions to Operating Cost noted in Article 3(c)(ii) of the Original Lease, Operating Costs shall not include the following: (1) Costs associated with the operation of the business of the ownership or entity which constitutes “Landlord”, as distinguished from the costs of Building operations, including, but not limited to, partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interests in the Building, costs of any disputes between Landlord and its employees (if any) not engaged in Building operation, disputes of Landlord with Building management, or outside fees paid in connection with disputes with other tenants; (2) Costs incurred in connection with the construction of the Building or in connection with any major voluntary change in the Building, including but not limited to correcting defects in or inadequacy of the initial design or construction of the Building; (3) Costs associated with replacement and/or capital repairs to the roof; (4) Expenses directly resulting from the gross negligence of Landlord, its agents, servants or employees; (5) Legal fees, space planners’ fees and advertising expenses; (6) Any bad debt loss, rent loss, or reserves for bad debts or rent loss; (7) Fines, penalties, and interest (other than interest on the amortization of those capital items includable in Operating Costs pursuant to the Lease); (8) Amounts paid as ground rental by Landlord; (9) Rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Building which is used in providing janitorial or similar services; and (10) Electric power costs for which any tenant directly contracts with the local public service company.

19. Damage or Destruction. Effective as of the date of this Third Amendment, Article 16 of the Original Lease shall be deleted and the following shall be substituted:

Within sixty (60) days after the date Landlord learns of the necessity for repairs as a result of damage, Landlord shall notify Tenant (“Damage Repair Estimate”) of Landlord’s estimated assessment of the period of time in which the repairs will be completed. If the Project is damaged by fire or other insured casualty and the insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust covering the Premises or the Project, the damage shall be repaired by Landlord to the extent such insurance proceeds are available therefor and provided the Damage Repair Estimate indicates that repairs can be completed within one hundred eighty (180) days after the necessity for repairs as a result of such damage becomes known to Landlord, without the payment of overtime or other premiums, and until such repairs are completed rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to one (1) day or less). However, (a) if the portion of the Premises which is usable by Tenant in the conduct of its business is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then rent for the entire Premises shall be abated until such repairs are completed, and (b) notwithstanding anything to the contrary contained herein, if the damage is due to the fault or neglect of Tenant, its employees, agents, contractors, guests, invitees and the like, there shall be no abatement of rent, unless and to the extent Landlord receives rental income insurance proceeds. Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Section 14(a)(ii)(A) above; provided, however, that if the cost of repair of improvements within the Premises by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as so assigned by Tenant, such excess costs shall be paid by Tenant to Landlord prior to Landlord’s repair of such damage. If, however, the Damage Repair Estimate indicates that repairs cannot be completed within one hundred eighty (180) days after the necessity for repairs as a result of such damage becomes known to Landlord without the payment of overtime or other premiums, Landlord may, at its option, either (i) make such repairs in a reasonable time and in such event this Lease shall continue in effect and the rent shall be abated, if at all, in the manner provided in this Article 16, or (ii) elect not to effect such repairs and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after Landlord learns of the necessity for repairs as a result of damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises. In addition, Landlord may elect to terminate this Lease if the Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, if the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies. However, if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the Damage Repair Estimate indicates that repairs cannot be completed within one hundred eighty (180) days after being commenced, Tenant may elect, not later than thirty (30) days after Tenant’s receipt of the Damage Repair Estimate, to terminate this Lease by written notice to Landlord effective as of the date specified in Tenant’s notice. Finally, if the Premises or the Project is damaged to any substantial extent during the last twelve (12) months of the Term, then notwithstanding anything contained in this Article 16 to the contrary, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within sixty (60) days after Landlord learns of the necessity for repairs as the result of such damage; provided, however, that Landlord shall not have such option if Tenant, at the time of such damage, has an express option to extend the Term, and Tenant exercises such option by written notice to Landlord in accordance with the terms and conditions of Article 31 hereof (as amended by Section 11 of this Third Amendment), within twenty (20) days following Tenant’s receipt of Landlord’s notice of termination. A total destruction of the Project shall automatically terminate this Lease. Except as provided in this Article 16, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business or property arising from such damage or destruction or the making of any repairs, alterations or improvements in or to any portion of the Project or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant understands that Landlord will not carry insurance of any kind on Tenant’s furniture, furnishings, trade fixtures or equipment, and that Landlord shall not be obligated to repair any damage thereto or replace the same. Except for proceeds relating to Tenant’s furniture, furnishings, trade fixtures and equipment, Tenant acknowledges that Tenant shall have no right to any proceeds of insurance carried by Landlord relating to property damage. With respect to any damage which Landlord is obligated to repair or elects to repair, Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases its rights under the provisions of Sections 1932 and 1933 of the California Civil Code. If the Lease is terminated pursuant to the provisions of this Article 16, effective as of the date of termination, neither party shall have any further obligation to the other.

20. Interruption of Utilities or Building Services. An “Abatement Event” shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide services or access to the Premises, where (i) Tenant does not actually use the Premises or such portion thereof, and (ii) such event is not caused by “Force Majeure” (as that term is defined in the Lease) or by the negligence or willful misconduct of Tenant, its agents, employees or contractors. Tenant shall give Landlord notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Basic Rental and Tenant’s Proportionate Share of Direct Costs shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Basic Rental and Tenant’s Proportionate Share of Direct Costs for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Basic Rental and Tenant’s Proportionate Share of Direct Costs and Tenant’s obligation to pay for parking allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. The term “Eligibility Period” shall mean a period of three (3) consecutive days after Landlord’s receipt of any Abatement Notice(s).

21. Indemnification. Effective as of the date of this Third Amendment, the following shall be added after the first sentence of Section 13(a) of the Original Lease: “However, notwithstanding the foregoing, Tenant shall not be required to indemnify and/or hold Landlord harmless from any loss, cost, liability, damage or expense, including, but not limited to, penalties, fines, attorneys’ fees or costs (collectively, “Claims”), to any person, property or entity to the extent resulting from the negligence or willful misconduct of Landlord or its agents, contractors, or employees (except for damage to the Tenant Improvements and Tenant’s personal property, fixtures, furniture and equipment in the Premises in which case Tenant shall be responsible to the extent Tenant is required to obtain the requisite insurance coverage pursuant to this Lease). Landlord hereby indemnifies Tenant and holds Tenant harmless from any Claims to the extent resulting from the negligence or willful misconduct of Landlord or its agents, contractors or employees and not covered by insurance required to be carried under this Lease by Tenant or actually carried by Tenant; provided, however, that (i) because Landlord maintains insurance on the Project and Tenant compensates Landlord for such insurance as part of Tenant’s Proportionate Share of Direct Costs and because of the existence of waivers of subrogation set forth in Article 14 of this Lease, Landlord hereby indemnifies and holds Tenant harmless from any Claims to any property outside of the Premises to the extent such Claim is covered by such insurance, even if resulting from the negligent acts, omissions, or willful misconduct of Tenant or those of its agents, contractors, or employees, and (ii) because Tenant must carry insurance pursuant to Article 14 to cover its personal property within the Premises and the Tenant

Improvements, Tenant hereby indemnifies and holds Landlord harmless from any Claim to any property within the Premises, to the extent such Claim is covered by such insurance, even if resulting from the negligent acts, omissions or willful misconduct of Landlord or those of its agents, contractors, or employees.”

22. Representations and Warranties of Landlord. Landlord represents and warrants to Tenant that (a) Landlord has full power and authority and right to execute and deliver this Third Amendment and does not require the consent of any other party (including, but not limited to, any lender having a lien encumbering the Building) to execute and deliver this Third Amendment (or if such consent is required, it has been obtained), and (b) the individual signing this Third Amendment on behalf of Landlord has the full power and authority to execute this Third Amendment on behalf of Landlord.

23. Representations and Warranties of Tenant. Tenant represents and warrants to Landlord that (a) Tenant has full power and authority and right to execute and deliver this Third Amendment and does not require the consent of any other party to execute and deliver this Third Amendment, and (b) the individual signing this Third Amendment on behalf of Tenant has the full power and authority to execute this Third Amendment on behalf of Tenant.

24. No Further Modification. Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall apply during the Extended Term and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the “Lease” shall refer to the Lease as amended by this Third Amendment.

IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

ARDEN REALTY FINANCE III, L.L.C., a Delaware limited liability company

By:	/s/ Robert C. Peddicord
Its:	Senior Vice President Leasing and Operations

DIGITAL INSIGHT CORPORATION, a Delaware corporation

By:	/s/ Elizabeth S.C.S. Murray
Print Name:	Elizabeth S.C.S. Murray
Title:	Executive Vice President, Chief Financial Officer

By:
Print Name:
Title: